UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  January 13, 2012

AmTrust Financial Services, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-33143	04-3106389
(State or other jurisdiction	(Commission	IRS Employer
of incorporation)	File Number)	Identification No.)

59 Maiden Lane, 6th Floor, New York, New York	10038
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(212) 220-7120

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.133-4 (c))

Item 2.03                      Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The information required by this Item 2.03 is set forth under Item 8.01 below and is hereby incorporated by reference in response to this Item.

Item 3.02.                      Unregistered Sales of Equity Securities.

The information required by this Item 3.02 is set forth under Item 8.01 below and is hereby incorporated by reference in response to this Item.

Item 8.01                      Other Events.

On January 13, 2011, Goldman, Sachs & Co. and J.P. Morgan Securities LLC notified AmTrust Financial Services, Inc. (the “Company”) of their intention to exercise in full the over-allotment option on the previously completed offering of the Company’s 5.50% convertible senior notes due 2021 (the “Notes”).  On January 19, 2011, the Company closed the sale of $25.0 million aggregate principal amount of the Notes to certain initial purchasers in a private placement, pursuant to the exercise in full of the over-allotment option.

The sale was consummated pursuant to a purchase agreement, dated December 16, 2011 (the “Purchase Agreement”), by and between the Company, on the one hand, and Goldman, Sachs & Co. and J.P. Morgan Securities LLC, as representatives of the several initial purchasers named in Schedule I thereto (the “Initial Purchasers”), on the other hand.

The Notes being purchased pursuant to the exercise of the over-allotment option will form a part of the original series of Notes issued previously and will be fungible with such original series.

The Notes were offered and sold only to qualified institutional buyers (as defined in Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”)). The Notes and the Company’s common stock, par value $0.01 per share, issuable upon conversion of the Notes have not been registered under the Securities Act or the securities laws of any state or other jurisdiction and, unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable securities laws of any relevant state or jurisdiction.

If, and for so long as, the restrictive legend on the Notes has not been removed or the Notes are not otherwise freely tradable by holders other than the Company’s affiliates as of the 370th day after the last date of original issuance of the Notes, the Company will pay additional interest on the notes at an annual rate equal to 0.50% of the aggregate principal amount of notes outstanding until the restrictive legend on the notes has been removed and the notes are freely tradable as described above.

The Company estimates that the net proceeds it will receive from the offering pursuant to the over-allotment option will be approximately $24.25 million plus accrued interest from December 21, 2011, after deducting underwriting discounts and commissions.  The Company intends to use the net proceeds from the offering for general corporate purposes, which may include working capital, repayment of debt, capital expenditures and/or strategic acquisitions.

This Current Report on Form 8-K shall not constitute an offer to sell or the solicitation of an offer to buy any securities nor shall there be any sale of any securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AmTrust Financial Services, Inc.
(Registrant)

Date: January 19, 2012	By:	/s/ Stephen Ungar
Stephen Ungar
General Counsel and Secretary